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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Advanced Micro Devices, Inc. for the registration of 6,853,443 shares of its Common Stock and to the incorporation by reference therein of our reports dated January 6, 1994, with respect to the consolidated financial statements of Advanced Micro Devices, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 26, 1993, and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG LLP

San Jose, California
February 9, 1995